FOR IMMEDIATE RELEASE

Robert Forrester	Gina Nugent
EVP, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX ANNOUNCES INITIATION OF PHASE 2A CLINICAL STUDY OF CRX-191 IN PSORIASIS

-- FIRST PATIENT DOSED--

Cambridge, MA, November 6, 2007 – CombinatoRx, Incorporated (NASDAQ: CRXX) today announced that it has begun dosing of patients in a Phase 2a clinical trial in psoriasis with CRx-191, a topical synergistic combination drug candidate in development for psoriasis and other steroid-responsive dermatoses. The trial is designed to evaluate the efficacy, safety and tolerability of CRx-191 compared to each of its components and placebo in subjects with psoriasis.

“CRx-191 is the first in a family of novel topical product candidates that CombinatoRx is developing. CRx-191 is designed to selectively boost glucocorticosteroid efficacy without enhancing side effects,” commented Daniel Grau, Chief Operating Officer of CombinatoRx. “As such, CRx-191 may represent a new treatment option for dermatologists seeking agents with novel mechanisms to replace traditional topical therapies”.

About CRx-191

CRx-191 is a topical synergistic combination drug candidate with a novel multi-target mechanism that inhibits TNF-alpha and interferon-gamma, key cell mediators of dermal inflammation. CRx-191 contains a mid-potency glucocorticosteroid, mometasone, and a very low dose of the tricyclic anti-depressant, nortriptyline. CRx-191 is thought to work through a novel mechanism of action in which nortriptyline amplifies mometasone's anti-inflammatory activities without enhancing steroid side effects to provide the efficacy of a high-potency topical steroid with a mid-potency steroid safety profile. We have developed a novel topical cream formulation of CRx-191 which provides the first topical formulation of nortriptyline. We have demonstrated that the CRx-191 class of tricyclics and glucocorticosteroids are safe and effective in multiple experimental and preclinical models of inflammation, including the Hu-SCID model of psoriasis. CRx-191 is under development for psoriasis and other steroid-responsive dermatoses. In addition to the current Phase 2a clinical trial for plaque psoriasis, a study to evaluate the potential of CRx-191 compared with high-potency steroid comparator, to induce skin atrophy, a key side effect of many potent topical steroids has been completed and data analysis is ongoing.

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

About the Trial Design

This clinical trial is a 12-day, single-center, randomized, double-blind, placebo-controlled study evaluating the efficacy and safety of CRx-191 in reducing psoriatic infiltrate band thickness in subjects with plaque psoriasis. Approximately 20 subjects with chronic, stable plaque psoriasis in an area sufficient for six treatment fields within an occlusive dressing will be enrolled. All subjects will receive all treatments in the selected treatment area: CRx-191 low dose (0.1% mometasone furoate + 0.05% nortriptyline), CRx-191 high dose ((0.1% mometasone furoate + 0.1% nortiptyline), 0.1% mometasone alone, 0.05% nortriptyline alone, 0.1% nortriptyline alone and placebo. Endpoints include reduction from baseline in psoriatic infiltrate as measured by ultrasound at day 12 and will compare between both doses of CRx-191 and its individual components.

The infiltrate band thickness as measured by transdermal ultrasound plaque psoriasis test is well recognized as a method for clinical assessment of anti-psoriatic action. The clinical relevance of the test has been documented (Wendt 1982, Gassmueller 1993). By using an occlusive dressing, six test fields can be examined per subject, allowing intra-individual test site comparison, with the goal of providing conclusive results using a relatively small cohort of subjects.

About Psoriasis

Psoriasis is a chronic inflammatory skin disease affecting between 6 and 7.5 million people in the United States characterized by skin thickening, redness and scaling. The global dermatology market is valued at over $11 billion and glucocorticosteroids account for approximately $3 billion in sales. Dermatologists favor the use of local topical delivery in all but the most severe cases of psoriasis to limit systemic exposure and avoid systemic side effects. The most commonly prescribed class of topical treatment used in psoriasis is the glucocorticosteroid. Existing topical glucocorticosteroids are available in a wide range of potencies. Currently available high-potency topical glucocorticosteroids are associated with local skin toxicities, including irreversible skin atrophy following only short periods of exposure. A topical selective glucocorticosteroid amplifier that enhances potency without enhancing side effects would provide a significantly improved treatment option for psoriasis patients.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in Phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive Phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com .

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidate CRx-191, its clinical, commercial and therapeutic potential, its plans for clinical and formulation development of CRx-191, its business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx and CRx-191 involve significant risks, uncertainties and assumptions, including risks related to the Company's ability to enroll and successfully complete its clinical trials of CRx-191, the Company's ability to develop a proprietary formulation of CRx-191, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of CRx-191, the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2007 CombinatoRx, Incorporated. All rights reserved. -end-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com